Exhibit 10.2

EXHIBIT G

TRANSITION SUPPLY AGREEMENT

This Transition Supply Agreement (this “Agreement”) is made as of February     , 2005 (the “Effective Date”) by and between BRIGGS & STRATTON POWER PRODUCTS GROUP, LLC, a Delaware limited liability company (hereinafter referred to as “Briggs”), and MURRAY, INC., a Tennessee corporation, on behalf of itself and any of its successors, including any liquidating trust, if any, created pursuant to any plan of reorganization (hereinafter referred to as “Murray”).

PRELIMINARY STATEMENTS

A. Briggs is in the business of supplying engines to manufacturers of lawn mowers, snow blowers, chore products and other lawn and garden products (“Lawn, Garden and Snow Products”) and is also directly engaged in the manufacturing of Lawn, Garden and Snow Products. Briggs has sought opportunities to further expand its offering of Lawn, Garden and Snow Products manufactured at existing Briggs’ facilities.

B. Murray filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on November 8, 2004 and in connection therewith sought purchasers for some or all of its assets.

C. Briggs has existing manufacturing facilities and plans to expand its manufacturing capability by purchasing the Acquired Assets which will eventually be moved to other facilities designated by Briggs.

D. Briggs is not acquiring the real estate used in Murray’s operations, employing the labor force employed by Murray in its operations or otherwise continuing the operations of Murray.

E. Briggs is acquiring from Murray pursuant to an Asset Purchase Agreement between the parties dated as of the date hereof certain designs, manufacturing equipment, tooling, patents, trademarks, know-how, technical data, inventory and other assets relating to the manufacture and sale of Lawn, Garden and Snow Products (the “Purchase Agreement”). Capitalized terms used herein which are defined in the Purchase Agreement shall have the meanings assigned in the Purchase Agreement unless otherwise defined herein.

F. Briggs desires to contract with Murray for the manufacture and purchase of certain products having the specifications identified in EXHIBIT A in order to facilitate prompt completion of the asset acquisition and the continued supply of products to customers for a transition period after the acquisition. Such products to be manufactured by Murray for Briggs, including related spare parts but excluding any engines that Briggs delivers to Murray for incorporation into the products, are hereinafter referred to as “Products”.

G. Murray is willing to receive, store and incorporate into Products the engines and other material and components delivered by Briggs such as steel, transmissions and wheels, to manufacture and sell the Products exclusively to Briggs, and to fulfill its other obligations stated in this Agreement.

In consideration of the premises and the covenants contained herein, Briggs and Murray hereby agree as follows:

1. SCOPE

(a) Scope. This Agreement, together with all the exhibits attached hereto, states the terms on which Briggs will purchase from Murray, and Murray will sell and deliver to Briggs, the Products under the provisions of this Agreement and such Automated Vendor Schedule (“AVS”) releases as may be issued by Briggs pursuant to Section 5 below.

(b) Changes. The parties may modify this Agreement as it applies to a specific AVS release provided the modification is in writing and signed by both parties and provided further that such modification is consistent with this Agreement.

(c) Attachments. This Agreement includes the following attachments, which are incorporated into the Agreement by reference:

1.	Exhibit A.	Product Specifications
2.	Exhibit B.	Transition Period Budget, as amended from time to time (the “TP Budget”)
3.	Exhibit C.	Product Warranty
4.	Exhibit D.	Insurance Schedule

Except as otherwise provided herein, each of the Exhibits hereto may only be amended with the prior written consent of both Murray and Briggs.

(d) Exclusivity. Murray agrees that, unless otherwise agreed by Briggs in writing, it shall manufacture and sell Products solely to Briggs.

2. TERM

This Agreement shall become effective immediately upon completion of the Closing under the Purchase Agreement between the parties. Thereafter, this Agreement shall remain in effect through eighteen months after the Closing unless earlier terminated by Briggs (the “Term”). Notwithstanding the foregoing, Briggs may elect to remove one or more Products from EXHIBIT A upon written notice to Murray as Briggs determines its long-term manufacturing requirements, and may terminate this Agreement prior to its expiration date in accordance with Section 17. Termination of this Agreement, either by expiration of the Term or by virtue of the exercise by Briggs of its rights to terminate this Agreement sooner pursuant to Section 17(a) hereof or a Funding Termination pursuant to Section 17(b) hereof shall hereinafter be referred to as a “Termination”.

3. QUANTITIES

(a) Each month Briggs will provide Murray with a non-binding forecast of its monthly Product requirements for the coming 12 months (the “Forecast”). All forecasted quantities may be increased or decreased by Briggs in its sole discretion as Briggs’ business requirements are further defined.

(b) Quantities of Products to be purchased shall be stated in each release issued in accordance with Briggs’ AVS. Murray shall maintain 4-6 weeks of finished goods inventory and 8-12 weeks of raw materials and work in process consistent with the AVS and funds made available by Advances.

(c) Within fifteen (15) days of receipt of the initial Forecast, Murray will submit to Briggs for approval a modified TP Budget for a period of twelve (12) months, and within ten (10) days of the receipt of any subsequent Forecast, Murray will submit to Briggs for approval a modified TP Budget for a period of six (6) months, in each case which approval shall not be unreasonably withheld. Briggs shall have the obligation to approve or disapprove a proposed modified TP Budget within ten (10) days of delivery thereof by Murray and, in the event it disapproves any such proposed modified TP Budget, shall provide Murray with a detailed written explanation for such disapproval. If the parties are unable to resolve any disputes with respect to any TP Budget, Briggs shall either accept the TP Budget proposed by Murray, with any modifications agreed upon by the parties, or terminate this Agreement in accordance with Section 17(b).

4. PRICING

(a) Pricing; The Cost of Manufacturing. The prices to be paid by Briggs in accordance with Section 10 to Murray for Products provided to Briggs each month under this Agreement shall equal the Cost of Manufacturing such Products.

(i) For the purposes of this Agreement, “Cost of Manufacturing” means the sum of (x) the Direct Labor Costs, (y) Operations Related Overhead Costs, and (z) the Direct Material Costs in each case that are actually incurred by Murray in making and fully packaging each Product during such calendar month; provided however, it is expressly agreed by the parties that the Cost of Manufacturing shall exclude any costs relating to any underfunding, deficiency or liability relating to any of Murray’s benefit plans and any Excluded Employee Benefits Liabilities as well as any costs arising from or relating to environmental compliance, cleanup or waste management at any Facility and any Excluded Environmental Liabilities.

(ii) For the purposes of this Agreement, “Direct Labor Costs” means for any calendar month the amount of employee wages and benefits (including any retention or other bonus compensation approved by Briggs in writing) actually paid to Murray’s employees during such calendar month.

(iii) For the purposes of this Agreement, “Direct Material Costs” means for any calendar month the amount of costs actually incurred by Murray to vendors or suppliers other than Briggs during such calendar month in purchasing component parts for making and fully packaging each Product.

(iv) For the purposes of this Agreement, “Operations Related Overhead Costs” means for any calendar month the lesser of (x) the operations related out of pocket overhead costs actually incurred by Murray in making and fully packaging each Product during such month or (y) the amount set forth for such calendar month on Exhibit B as “Budgeted Overhead” for such calendar month, which Exhibit may only be amended with the prior written consent of Briggs. Notwithstanding the foregoing the parties expressly agree that the Operations Related Overhead Costs excludes depreciation, amortization and other related accounting charges as well as any insurance costs not otherwise expressly provided for in the Budged Overhead.

(v) In the event this Agreement is terminated during any calendar month, the amount of Direct Labor Costs, Direct Material Costs and Operations Related Overhead Costs for such calendar month allocated to the Cost of Manufacturing for such calendar month shall be based upon the number of days during such calendar month on which the last Product was produced for Briggs during such calendar month and the number of days during such calendar month after such last Product was produced for Briggs.

(b) Adjustments to the Cost of Manufacturing. The Cost of Manufacturing shall be adjusted up or down every month as follows:

(i) Through continuous improvement and quality controls, Murray shall use commercially reasonable efforts to decrease the production costs of the Products.

(ii) Direct Material Costs and Direct Labor Costs shall be adjusted to reflect actual labor and material cost increases or decreases incurred by Murray, which affect the cost of manufacturing the Products; provided, however, that Direct Material Costs and Direct Labor Costs may not increase unless Murray provides written justification for the proposed increase. Murray will use its best efforts to maintain competitive prices for the Products. This effort and cooperation may include continual review, enhancement and improvement to Product technology and/or know-how.

(c) Changes in Vendors. All changes in vendors or manufacturing processes that Murray makes shall be made in accordance with quality assurance procedures acceptable to Briggs. Murray will make no such change which adversely affects the quality, availability, or the Cost of Manufacturing of the Products without the prior written consent of Briggs.

(d) Maintenance of Books and Records. Murray shall keep full and true books of account and other records in sufficient detail so that the Cost of Manufacturing payable to Murray hereunder can be properly ascertained. Murray agrees, at the request of and expense of Briggs, to permit an independent certified public accountant selected by Briggs to have access, during ordinary business hours, to such books and records as may be necessary to determine the respective Cost of Manufacturing at any time with respect to Products delivered pursuant to this Agreement. Murray further agrees, at the request of and expense of Briggs, to provide Briggs reasonable access to the facilities used by Murray in the performance of this Agreement.

5. PURCHASE COMMITMENTS

(a) Murray Commitments. Murray will not make any commitments to purchase tooling, raw materials, parts or components from a third party supplier or otherwise voluntarily commit to the incurrence of significant costs or expenses without first receiving one or more appropriate AVS releases from Briggs and such costs, expenses and purchases are included in the TP Budget.

(b) Briggs’ AVS Releases. Briggs’ AVS releases for Products may consist of hard copies of Briggs purchase orders, electronic messages as set forth in Section 16 or other written communications from Briggs which state specific delivery requirements. The releases will be processed as follows:

(i) Briggs will issue weekly AVS releases, which state delivery dates and quantities for Products to be released for shipment within the next ninety (90) days. The AVS includes a firm commitment and release for 4 weeks and provides a non-binding forecast for an additional 12 weeks.

(ii) The shipping documents prepared by Murray will reference the applicable AVS release number.

(iii) As Briggs’ requirements are further defined, it may change the quantities and delivery dates on the AVS as long as Briggs notifies Murray of the changes in accordance with reasonable lead times. Briggs will use its best efforts to provide at least sixty (60) days advance notice to Murray of such changes.

(c) Briggs Financing. Except for the Advances set forth herein and any financing which may be requested by Murray after the date hereof and agreed to by Briggs upon terms which are satisfactory to Briggs, Briggs shall not provide any financing for the purchase of any raw materials or component parts necessary to manufacture the Products in connection with this Agreement. In the event of Termination of this Agreement, Murray shall apply any Advances which Briggs had not previously deducted and realized in the calculation of the Additional Purchase Price for any month to the Termination Payment, and remit the balance to Briggs only after the Termination Payment has been fully and indefeasibly paid.

6. AVAILABILITY OF PRODUCTS

In connection with a termination of this Agreement, Briggs may elect to purchase from Murray a safety stock of Products sufficient to accommodate sales during the time that Briggs’ manufacturing equipment and tools are moved from Murray’s facilities to one or more locations designated by Briggs, provided the production and delivery of such safety stock is paid for by Briggs.

7. MANUFACTURING ASSETS

(a) Briggs is acquiring under the Purchase Agreement and shall provide, and Murray shall operate and maintain for Briggs all equipment, tools and substantially all of the component parts necessary for the production of the Products (hereinafter the “Manufacturing Assets”). Briggs shall provide such insurance for the Manufacturing Assets as it deems appropriate. At least monthly, Murray shall perform scheduled maintenance on the Manufacturing Assets and provide a copy of maintenance records to Briggs.

(b) The Manufacturing Assets shall at all times be properly housed and maintained by Murray and shall not be used by Murray for any purpose other than the manufacture of Products under this Agreement.

(c) At Briggs’ request and expense, Murray shall mark or label all Manufacturing Assets to identify them clearly as owned by Briggs.

8. TRANSPORTATION AND OTHER TERMS

(a) Designation of Carriers. Murray will deliver the Products FOB at its manufacturing facility. Carriers shall be selected by Briggs.

(b) Payment of Charges. Transportation charges will be paid by Briggs.

(c) Title. Briggs takes title to Products when they are manufactured and constitute finished goods.

(d) Risk of Loss. Briggs assumes risk of loss when the Products are delivered to the carrier at Murray’s manufacturing facility.

9. PRODUCT BRANDING, IMPORTING, LABELING AND MANUALS

(a) Branding. Products sold to Briggs under this Agreement shall be manufactured and delivered to Briggs with trademarks designated by Briggs.

(b) Foreign Purchases. Murray shall be the importer of record for all components of the Products it supplies. Briggs will not be a party to the importation, its name will not appear as importer of record on any customs declaration, and the transactions contemplated by this Agreement will be consummated after importation occurs. Upon Briggs’ request, Murray will provide Briggs a properly executed Customs Form 331 entitled “Certificate of Delivery” and Form FD 701 entitled “Importers Entry Notice” if applicable.

(c) Country of Origin. Invoices shall contain the country of origin of the Products (i.e., the country in which the item was actually manufactured). Murray warrants that for items imported into the United States by it, the country of origin on its invoices is correct and the Products are marked conspicuously, legibly, indelibly and permanently in accordance with U.S. law. For imported items and Products produced or purchased within the U.S., Murray warrants that it will provide, upon request, information or documentation establishing the country of origin.

(d) Manuals. Murray will deliver with each unit of Product an operator manual containing relevant information related to the operation, maintenance and repair of the Product.

10. INSPECTION, INVOICES AND PAYMENT

(a) Inspection. Briggs may inspect Products on delivery and reject any that it determines to be defective. Any rejected Products may be returned to Murray at its expense, including charges for unpacking, examining, repacking and reshipping the Products to Murray. Upon Briggs’ request, Murray shall also compensate Briggs for the cost of sorting, reworking and other activities related to rejected Products.

(b) Invoices. If Murray participates in Briggs’ Evaluated Receipts System, invoices shall be submitted in accordance with those procedures. If Murray submits hardcopies of invoices, the invoices will contain at least the purchase order release number, item number on the release, invoice quantity, unit price and total invoice amount. Murray shall submit one invoice for all Products delivered to Briggs per any calendar month. In the event Briggs does not purchase any Products during a particular month no invoice shall be submitted for such month.

(c) Purchase Price Advances; Payment of Additional Purchase Price.

(i) On the first day of each calendar month during the Transition Period Briggs shall advance to Murray (x) the amounts set forth for such month on Exhibit B as the “Purchase Price Advance” for such month and (y) any other advance which Briggs, in its sole discretion, elects to advance to Murray for the month (each, a “Purchase Price Advance”). Notwithstanding the foregoing, Briggs shall not be obligated to make a Purchase Price Advance following Termination and, unless otherwise addressed in the Sale Order, Briggs may hold up making a Purchase Price Advance until it has taken (at its own cost and expense) such prompt action as may be reasonably necessary to ensure that each Purchase Price Advance is available solely for performance hereunder and not for distribution to the creditors of Murray other than those arising under or related to this Agreement. For purposes of this Agreement the “Transition Period” shall mean the period beginning on the date hereof and ending upon the earlier of: (x) eighteen (18) calendar months following the date hereof or (y) Termination of this Agreement.

(ii) If an invoice is consistent with this Agreement, Briggs will settle the invoice by remitting to Murray the Additional Purchase Price, if any, for such month within thirty (30) calendar days after receiving proof of shipment and the invoice. The “Additional Purchase Price” for any month shall be an amount not less than zero, equal the Cost of Manufacturing for such month minus the Purchase Price Advance for such month. If in the calculation of the Additional Purchase Price for any month all or any portion of the Purchase Price Advance for such month is not used to reduce the Additional Purchase Price for such month (a “Purchase Price Advance Carryforward”), Briggs shall, at its election, be entitled to use the amount of such Purchase Price Advance Carryforward to either (x) reduce the amount of the Purchase Price Advance to be funded by Briggs in any succeeding month, (y) reduce the amount of the Additional Purchase Price owed by Briggs in any succeeding month except that upon a Termination, Murray shall, to the extent of funds available, apply any Purchase Price Advance Carryforward to satisfaction of the Termination Payment.

11. WARRANTY AND RECALLS

(a) Warranty. Murray’s warranty to Briggs for Products is stated in EXHIBIT C. Briggs shall independently determine the warranties it provides to end users. If Briggs reasonably determines that any Product fails to meet Murray’s warranty, Murray shall, at Briggs’

option, either repair or replace the nonconforming Product or refund its purchase price within a reasonable time after written notification of the nonconformity and return of the Product to Murray. Murray will bear the cost of transportation and risk of loss both ways. Any repair work shall be performed in a professional manner and with the same degree of care, skill, and prudence customarily exercised in the industry with respect to similar products. THE WARRANTIES SET FORTH ABOVE ARE MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED. Briggs’ acceptance of delivery of any Products or payment therefor shall not constitute a waiver of any warranty or remedy under this Agreement. In addition to the foregoing, Murray shall, at Briggs’ expense, take any action Briggs may reasonably request for Briggs to fulfill any warranty obligations it may have to its customers or to end users of the Products. Such obligation of Murray shall include any such action as Briggs may request with respect to dealers and other third parties to the Transition Period Contracts.

(b) Recalls. If Briggs determines that any Product is unsafe to operate due to a defect in material or workmanship or if remedial action is required by any governmental agency or agencies which have jurisdiction and authority to require such remedial action, Briggs shall be responsible for all related communications with government agencies and customers. Each party shall bear costs and expenses, including but not limited to pick up and delivery, to remedy any defect in such materials or workmanship attributable to its activities under this Agreement, and Briggs shall bear the costs and expenses of design-related defects.

12. PRODUCT DESIGN, INTELLECTUAL PROPERTY AND OWNERSHIP

(a) Rights of Use. Briggs hereby grants to Murray a limited right to use certain patents, technical data and know-how relating to the Products in order to manufacture the Products for Briggs in accordance with the terms of this Agreement. Briggs also grants Murray a limited right to sublicense such intellectual property to such vendors that Briggs may approve solely for the purpose of providing parts and components for the Products to Murray or Briggs.

(b) Ownership of Designs. The parties acknowledge that Briggs is the owner of the designs specified in EXHIBIT A, including all intellectual property rights, patent rights, trade secrets, copyrights, and know-how in the designs themselves.

(c) Assignment of Designs and Related Intellectual Property. Murray shall cooperate with Briggs in perfecting and enforcing Briggs’ rights in the designs specified in EXHIBIT A, subject to Murray receiving reimbursement for reasonable expenses incurred by it in providing such assistance.

13. QUALITY MEASUREMENTS

(a) Production Processes. Prior to commencement of production, the parties shall review the processes used to manufacture the Products to meet the requirements stated in EXHIBIT A. Such processes shall include those required by Briggs’ Supplier Manual, a copy of which shall be provided to Murray promptly after execution of this Agreement.

(b) Product Testing. The Products shall be tested according to relevant test requirements, as agreed upon by the parties. Tests will be conducted at such times and locations as are designated by Briggs.

(c) Production Quality.

(i) The quality goal for all Products at the time of delivery to Briggs is a rejection rate of zero parts per million (PPM). This rate will be calculated monthly by Briggs for each Product received as one million multiplied by a quotient (1) whose numerator is the quantity of the particular Product rejected due to any nonconformity with mutually agreed upon specifications and acceptance criteria and (2) whose denominator is the total quantity of the same Products received by Briggs during a rolling three (3), six (6) or twelve (12) month period.

(ii) If the rejection rate for a particular Product exceeds the rate mutually agreed upon, Murray will at Briggs’ request submit a written corrective action plan which at a minimum contains an analysis of the first root cause(s) and specific actions taken or planned to correct the problem.

(iii) The Products shall be manufactured free from defects in materials and workmanship and shall conform to all specifications identified in EXHIBIT A, and Briggs’ packaging artwork and labeling requirements and approved samples. The Products shall be packaged for transport in the same manner that Briggs packages other products for overseas shipment.

(d) Delivery.

(i) The delivery goal for all Products is one hundred percent (100%) on-time delivery. This rate will be calculated periodically by Briggs as the number of deliveries during a rolling three (3) month period which arrive at their destination point within seven (7) calendar days prior to the scheduled delivery date divided by the total number of deliveries during the same period.

(ii) Murray shall notify Briggs immediately of any problems that may cause a delay of any shipment. Unless otherwise specified in writing, in the event Murray misses a desired delivery date for Products following a confirmed shipment date (provided Briggs is without fault in causing the delay), then Murray shall reimburse Briggs for any reasonable excess transportation costs incurred to expedite timely delivery of such Products to Briggs, including but not limited to, the costs of expedited shipping via airfreight. This reimbursement will only apply to those events specifically within Murray’s control, excluding events such as custom delays, shipping strikes, Acts of God, or other force majeure events.

(e) Warranty Quality.

(i) The quality goal for all Products within the Murray warranty period is zero (0) failures for 10,000 Products manufactured. Briggs and Murray agree to track warranty failure rates per 10,000 Products manufactured and trend analysis for each individual Product. Results will be reviewed jointly by Briggs and Murray representatives. The warranty rate will be calculated quarterly or annually by Briggs for each Product type received as 10,000 multiplied by a quotient (1) whose numerator is the quantity of each individual Product type which fails in a consumer’s possession and (2) whose denominator is the total number of Products manufactured with each individual Product type received by Briggs.

(ii) Murray will, at Briggs’ request, submit a written corrective action plan which at a minimum contains an analysis of the root cause(s) and specific actions taken or planned to correct the problem. Briggs may, at its discretion, require Murray to reimburse it for the costs associated with repairs that are caused by a breach of Murray’s warranty to Briggs.

14. REGULATORY COMPLIANCE

(a) General. Murray shall comply with all laws, regulations, ordinances and rules that pertain to the manufacture of the Products at its facilities including but not limited to laws, regulations, ordinances and rules regarding or relating to employee working conditions, employment relationships or the termination thereof, and the handling and disposal of environmental and hazardous wastes.

(b) Fair Labor Standards Act. Murray represents, and will certify on all invoices, that the Products were produced in compliance with the Fair Labor Standards Act of 1938 as amended.

(c) Use of Workers/Subcontractors. Unless exempt, Murray will comply with the equal opportunity clause in 41 CFR 60-1.4; the affirmative action clause regarding disabled veterans and veterans of the Vietnam Era in 41 CFR 60-250.4; the affirmative action clause regarding handicapped workers in 41 CFR 60-741.4; any other provisions required by the Office of Federal Contract Compliance Programs as set forth in 41 CFR Chapter 60; the clauses relating to small businesses, small disadvantaged businesses and women-owned small businesses in 48 CFR 52.219-9; Executive Order 11141 concerning age discrimination; and any other applicable Executive Orders.

(d) Environmental, Health & Safety. Murray warrants that each chemical substance listed or contained in a Product complies with applicable federal, state and local environmental, health and safety laws including without limitation the Toxic Substances Control Act, Occupational Safety and Health Act, and Federal Hazardous Substances Act as amended.

15. CHANGES IN PRODUCT SPECIFICATIONS

(a) Process. Either party may propose changes in EXHIBIT A by submitting proposed changes to the other party’s contract manager. If Briggs is proposing the changes, it will identify those changes it deems necessary to make the Product(s) suitable for its use and Murray will respond in writing to Briggs’ contract manager within thirty (30) calendar days with the following information:

(i) Lead time required to implement proposed changes.

(ii) Impact of proposed changes on Product prices.

(iii) Impact of proposed changes on scrap material and work in process.

(iv) Tooling cost to implement proposed changes.

Within no more than fifteen (15) calendar days after Briggs receives Murray’s response to Briggs’ proposed changes or receives the changes proposed by Murray, the parties shall mutually agree in writing to the changes to EXHIBIT A.

(b) Briggs Approval. After Briggs has accepted the first unit of a particular Product, Murray may not make any change to that Product affecting form, fit, function, reliability, serviceability, performance, functional interchangeability or interface capability without obtaining the written approval of Briggs at least sixty (60) calendar days before the change is implemented. In considering whether to grant approval, Briggs may specify that certain tests be performed in order to qualify a change or deviation.

16. ELECTRONIC DATA INTERCHANGE

Any document properly transmitted by computer access will be considered a writing in connection with this Agreement. Electronic documents will be considered signed by a party if they contain an agreed upon electronic identification symbol or code. Electronic documents will be deemed received by a party when accessible by the recipient on the computer system.

17. CANCELLATION AND TERMINATION

(a) Briggs may terminate this Agreement and cancel any open purchase order release in whole or in part for any reason and at any time upon three (3) Business Days prior written notice to Murray. Termination of this Agreement by Briggs shall be Briggs’ sole and exclusive remedy for any breach hereof or for any other claim by Briggs arising under, or in connection with this Agreement, performance by Briggs of any and all of its obligations hereunder and/or with respect to any Product delivered to it pursuant to this Agreement. Without limiting the generality of the foregoing, Briggs shall not file and hereby waives any right to file in the Case any claims arising for breach of this Agreement, including any such claims for breach of this Agreement that might otherwise constitute administrative expenses of Murray under Section 503(b) and 507(a)(i) of the Bankruptcy Code. Briggs also expressly waives any and all right of offset, recoupment or counterclaim against Murray with respect to any breach by Murray of its obligations under this Agreement.

(b) In the event that the funds furnished or agreed to be furnished to Murray (including, without limitation, the funds furnished by Briggs pursuant to Section 5(c) and Section 10(c)) are reasonably expected to be insufficient to permit Murray to pay the obligations and to satisfy the liabilities incurred by it or reasonably expected to be incurred by it within the following ninety (90) days as and when they become due and payable (an “Expected Funding Deficiency”), Murray shall promptly serve a written notice (a “Murray Termination Notice”) on Briggs which shall identify the insufficiency. Upon receipt by Briggs of a Murray Termination Notice, Briggs shall have fifteen (15) Business Days to either fund or agree in writing to fund the amount of the Expected Funding Deficiency specified as needed in the Murray Termination Notice or this Agreement shall terminate automatically (a “Funding Termination”).

18. OBLIGATIONS OF BRIGGS TO MURRAY UPON TERMINATION

(a) During the Term of this Agreement Murray shall operate, unless Briggs provides its prior written consent, exclusively as a supplier to Briggs. Upon a Termination, Murray shall have the option of either (x) continuing to conduct the business of providing Lawn, Garden and Snow Products to other third party customers or (y) notifying Briggs that it has elected not to continue such business provided, however, that if Murray does not make a written election pursuant to subparagraph (x) within one (1) Business Day of the Termination, Murray shall be deemed to having elected option (y) above, as of the Termination. “Termination Payment” shall mean an amount equal to the amount of all costs, expenses and obligations actually incurred by Murray as of the date of Termination or as a result of the Termination (in each case other than the Termination Payment Exclusions) but solely to the extent that such cost, expenses or obligations have not been reimbursed, recovered or funded through a Purchase Price Advance or otherwise. In the event that Murray elects, or is deemed to have elected option (y) above, Briggs shall promptly pay to Murray the Termination Payment when such costs, expenses or obligations included in the Termination Payment become due.

(b) Notwithstanding anything to the contrary in the Transaction Documents, nothing herein or in any other Transaction Document shall obligate or make Briggs liable for any of the following:

(i) Uninsured Losses;

(ii) any diminution in value of any assets;

(iii) any costs, expenses or obligations arising or accruing after the Closing Date that are unrelated to the performance or termination of this Agreement; and any costs, expenses or obligations arising, existing or accruing on or prior to the Closing Date (other than Assumed Obligations) (collectively clauses (i) through (iii), the “Termination Payment Exclusions”).

(c) The term “Uninsured Losses” shall mean Insured Risks (as defined in Section 21) which, individually or in the aggregate, exceed the amount of coverage actually provided and paid from the Insurance Policies (as defined in Section 21), but excluding Insurance Retention Amounts (it being expressly agreed that Insurance Retention Amounts constitute amounts covered by Section 18(a) above). The term “Insurance Retention Amounts” shall mean the amount of Deductible Losses actually incurred by Murray during the Transition Period. The term “Deductible Losses” shall mean the lesser of: (x) the amount of loss actually incurred and retained under the Insurance Policies during the Transition Period or (y) the amount of the deductible or self insured retention on the Insurance Policies which is actually incurred and retained during the Transition Period.

19. CONTRACT MANAGER

Each party shall appoint a contract manager as the point of contact for all matters relating to performance of this Agreement.

20. ASSIGNMENT/SUBCONTRACTING AND REMOVAL OBLIGATION

(a) Murray shall provide to Briggs upon request a list of all vendors which supply Murray with raw material, parts or components used in the Products, and a copy of Murray’s contract with the vendor. Briggs may elect to contract directly with one or more of such vendors to supply raw material, parts or components for use in the Products.

(b) Neither party may assign its interest in this Agreement or subcontract the performance of its obligations under this Agreement to a third party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that on notice a party may assign its interest or subcontract its performance to a controlled affiliate.

(c) Notwithstanding the foregoing except as provided in Section 22, Murray may sell, transfer, assign, mortgage or hypothecate its interest in some or all of the Retained Real Estate to one or more third parties provided Murray retains a license, lease or other agreement pertaining to occupancy of any such transferred Retained Real Estate sufficient to permit it to continue to perform its obligations under this Agreement.

(d) Within sixty (60) days of the Termination, Briggs shall remove at its sole and exclusive expense, all Acquired Assets still located at the Facilities on the date of Termination and, at Brigg’s sole cost and expense, repair any damage to the Owned Real Estate and the Facilities caused by such removal (the “Removal Obligation”). The Removal Obligation shall be enforceable by any assignee of the Retained Real Estate with respect to Acquired Assets located at, or damage caused by the removal of Acquired Assets located on the Retained Real Estate purchased by such assignee.

21. INSURANCE

During the term of this Agreement, Murray shall purchase and maintain with one or more reputable insurance companies acceptable to Briggs one or more insurance policies (collectively, the “Insurance Policies”), in form and substance acceptable to Briggs, insuring and covering all risks, liabilities identified on Exhibit D and any other risks for which Briggs may request Murray to retain insurance (including workers compensation, product liability and other risks relating to Murray’s business) (collectively, the “Insured Risks”) which, at all times during the Term, shall provide coverage with respect to the Insured Risks at least as extensive as that coverage set forth in Exhibit D or any more extensive coverage as Briggs may request (the “Minimum Insurance Coverage”) and with aggregate deductibles or self-insured retentions not to exceed: (i) $1,000,000 self insurance retention (“SIR”) per occurrence on products/general liability (ii) $100,000 per claim deductible on Excluded Real Estate (iii) $325,000 SIR per claim on workers compensation (iv) $25,000 per occurrence deductible on D and O, Fiduciary and crime (v) $1,000 per occurrence on auto and (vi) $250,000 deductible per claim on employers practice (the “Maximum Self-Insured Retention”). The Insurance Policies shall name Briggs as an additional insured, and Murray shall provide Briggs with at least thirty (30) days prior written notice of cancellation or modification of any of the Insurance Policies.

22. EXCLUDED ASSETS TRANSFER; RENTAL PAYMENTS

Prior to the sale, assignment, lease, pledge, conveyance or other disposition of any Excluded Assets necessary for Murray to perform its obligations under this Agreement (the “Operational Excluded Assets”), Murray (or any liquidating trust, entity or trustee to whom any of the Operational Excluded Assets are transferred) shall obtain from such potential buyer, assignee, lessee, pledgee or other Person (a “Transferee”) a written agreement (in form and substance reasonably acceptable to Briggs) executed by such Transferee pursuant to which Murray shall be permitted to continue to occupy, access or utilize any Operational Excluded Assets to be transferred to the Transferee to the extent reasonably necessary for Murray to be able to continue to perform its obligations under this Agreement.

23. GENERAL MATTERS

(a) In performing its obligations under this Agreement, Murray shall act solely as an independent contractor, and neither Murray nor any of its employees or agents shall be treated as or deemed to be employees of Briggs. Nothing in this Agreement shall be construed to create a partnership, agency, joint venture, co-employer or employer-employee relationship between the parties. Neither party shall hold itself out or otherwise represent itself to any person or entity as anything other than an independent contractor of the other party or do anything that has the effect of creating an obligation by the other party to a third party. This Agreement is not intended to benefit any third party, including any employee, supplier or other creditor of Murray and no one other than Murray (including any liquidating trust created pursuant to Murray’s bankruptcy plan or other successor to Murray) has any rights against Briggs by virtue of this Agreement.

(b) Each party recognizes that the information to be exchanged in performing the obligations under this Agreement will include information which is highly secret and confidential, and that all such information must be kept confidential and shall not disclose to any third party during the term of this Agreement and for a period of five (5) years thereafter, except such information which (i) at the time of disclosure has become public knowledge through no violation of this Agreement, (ii) is available from a source other than Briggs and Murray, or (iii) is independently developed by Briggs or Murray without reference to any information received under this Agreement. Each party shall use reasonable efforts to cause its employees and contractors to keep information received under this Agreement confidential, to withhold the same from others to the same extent as such party is obligated to do so, and to use such information only for the purpose of performing this Agreement.

(c) Each party represents that it has proper authority to enter into this Agreement and that this Agreement is not inconsistent with any other obligations by which such party is bound.

(d) At Briggs’ request, Murray shall allow Briggs to inspect and copy any documents in Murray’s possession or control relating to performance of this Agreement.

24. INVALIDITY

If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable for any reason whatsoever this will not affect the other provisions hereof which will remain in full force and effect.

25. NON-WAIVER

The waiver by either party of any breach or default by the other party will not be construed as a waiver by the former party of any subsequent breach or default of the same or any other provision. Nor will delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have operate as a waiver of any breach or default.

26. NOTICES

All notices, consents, waivers and other communications shall be given in accordance with the procedures contained in the Purchase Agreement.

27. GOVERNING LAW

The provisions of this Agreement will be governed and interpreted in accordance with the laws of the state of Wisconsin.

28. SURVIVAL

Those agreements specified in Sections 18, 22, 23, 24, 25, 26, 27, 29 and 30 hereof shall survive the Termination.

29. ATTORNEYS FEES AND COSTS

Murray shall be entitled to recover from Briggs reasonable attorney’s fees and expenses incurred by it in connection with the enforcement of any of Briggs’ obligations hereunder.

30. JURISDICTION AND VENUE

Murray and Briggs agree that the United States Bankruptcy Court, Middle District of Tennessee, Nashville Division (the “Bankruptcy Court”) shall have sole and exclusive jurisdiction to resolve any and all disputes that arise under, or in connection with this Agreement or any agreements entered into pursuant to, or in furtherance of this Agreement. In the event that the Bankruptcy Court has not retained jurisdiction, or declines to exercise jurisdiction over any such dispute, the parties hereto agree that any such action may be brought only in the                     .

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BRIGGS & STRATTON POWER PRODUCTS GROUP, LLC

By
Todd J. Teske
President

MURRAY, INC.

By
G. Alan Shaw
President and Chief Executive Officer

EXHIBIT A

PRODUCT SPECIFICATIONS

Product Name	Specification Reference No.

[To be mutually agreed upon prior to closing the transactions contemplated by the Purchase Agreement.]

EXHIBIT B

TRANSITION PERIOD BUDGET

EXHIBIT C

PRODUCT WARRANTY

Murray shall repair, replace or refund the purchase price of any Product that Briggs determines is defective in material or workmanship or stops functioning due to failure of a component. This warranty covers the cost of parts and labor, but excludes all items enumerated as not covered in Murray’s applicable standard product warranties in effect on the date of this Agreement. The warranty period from the date of retail purchase is two years for end products and ninety (90) days for service parts.

EXHIBIT D

INSURANCE

All insurance polices and any risks identified on or relating to those risks and policies listed on Section 5.17 of the Disclosure Schedules (Insurance) to the Purchase Agreement.